BofA Finance LLC
Contingent Income Issuer Callable Yield Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Bank of America
Filed pursuant to Rule 433
Registration Statement No 333-213265-01
Terms of the Notes
The Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the Dow Jones
Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Index (the “Notes”) provide a quarterly
Contingent Coupon Payment of $20.75 on the applicable Contingent Payment Date if, on the related quarterly Observation Date, the Observation Value of each Underlying is greater than or equal to its
Coupon Barrier. Beginning on December 9, 2019, on each Call Date, we have the right to redeem all, but not less than all, of the Notes at 100% of the principal amount, together with the relevant Contingent
Coupon Payment, if payable. No further amounts will be payable following an Optional Early Redemption.
If the Notes are not called, at maturity you will receive the Redemption Amount, calculated as described under “Redemption Amount Determination”.
Issuer: BofA Finance LLC (“BofA Finance”)
Guarantor: Bank of America Corporation (“BAC”)
Term: Approximately 3 years, unless previously called.
Underlyings: The Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Index
Pricing and Issue
Dates*: June 4, 2019 and June 7, 2019, respectively
Observation Dates†*: Please see the Preliminary Pricing Supplement for further details.
Coupon Barrier: For each Underlying, 70% of its Starting Value.
Call Dates*: The quarterly Contingent Payment Dates beginning on December 9, 2019 and ending on
March 9, 2022.
Threshold Value: For each Underlying, 60% of its Starting Value.
Contingent Coupon
Payment*:
If, on any quarterly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $20.75 per
$1,000 in principal amount (a rate of 2.075% per quarter or 8.30% per annum) on the applicable quarterly Contingent Payment Date.
Optional Early
Redemption:
On any Call Date, we have the right to redeem all, but not less than all, of the Notes at the
Early Redemption Amount. No further amounts will be payable following an Optional Early
Redemption. We will give notice to the trustee at least five business days but not more than
60 calendar days before the applicable Call Date.
Early Redemption
Amount:
For each $1,000 principal amount of Notes, $1,000 plus the applicable Contingent Coupon
Payment.
Initial Estimated
Value Range: $975-$995 per Note.
Underwriting
Discount:* $6.00 (0.60% of the public offering price) per Note.
CUSIP: 09709TSC6
Preliminary Pricing
Supplement: https://www.sec.gov/Archives/edgar/data/70858/000089109219013541/e7706_424b2.htm
* Subject to change prior to the Pricing Date.
† Subject to adjustment. Please see the Preliminary Pricing Supplement for further details.
Redemption Amount Determination
(assuming the Notes have not been called)
Hypothetical Returns at Maturity
Underlying Return of the
Least Performing Underlying
Redemption
Amount per Note
Return
on the Notes(1)
60.00% $1,020.75(2) 2.075%
50.00% $1,020.75 2.075%
40.00% $1,020.75 2.075%
30.00% $1,020.75 2.075%
20.00% $1,020.75 2.075%
10.00% $1,020.75 2.075%
5.00% $1,020.75 2.075%
2.00% $1,020.75 2.075%
0.00% $1,020.75 2.075%
-10.00% $1,020.75 2.075%
-20.00% $1,020.75 2.075%
-30.00%(3) $1,020.75 2.075%
-35.00% $1,000.00 0.000%
-40.00%(4) $1,000.00 0.000%
-40.01% $599.90 -40.010%
-50.00% $500.00 -50.000%
-100.00% $0.00 -100.000%
(1) The “Return on the Notes” is calculated based on the Redemption Amount and final Contingent Coupon
Payment, not including any Contingent Coupon Payments paid prior to maturity.
(2) This amount represents the sum of the principal amount and the final Contingent Coupon Payment.
(3) This is the Underlying Return which corresponds to the Coupon Barrier of the Least Performing Underlying.
(4) This is the Underlying Return which corresponds to the Threshold Value of the Least Performing Underlying.
Yes No
You will receive per $1,000 Note:
$1,000. In addition, if the Ending Value of the
Least Performing Underlying is greater than or
equal to its Coupon Barrier, then you will
receive the final Contingent Coupon Payment.
You will receive per $1,000 Note:
$1,000 + ($1,000 x Underlying Return of the
Least Performing Underlying)
In this case the Redemption Amount will be less
than 60% of the principal amount and could be
zero.
Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?

BofA Finance LLC
Contingent Income Issuer Callable Yield Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Bank of America
Filed pursuant to Rule 433
Registration Statement No 333-213265-01
Risk Factors
? Your investment may result in a loss; there is no guaranteed return of principal.
? Your return on the Notes is limited to the return represented by the Contingent Coupon
Payments, if any, over the term of the Notes
? The Notes are subject to Optional Early Redemption, which would limit your ability to receive the
Contingent Coupon Payments over the full term of the Notes.
? You may not receive any Contingent Coupon Payments and the Notes do not provide for any regular fixed coupon payments.
? Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
? Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
? The public offering price you pay for the Notes will exceed their initial estimated value.
? We cannot assure you that a trading market for your Notes will ever develop or be maintained.
? The Contingent Coupon Payment or Redemption Amount, as applicable, will not reflect the levels of the Underlyings other than on the Observation Dates.
? Because the Notes are linked to the least performing (and not the average performance) of the
Underlyings, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Observation Value or Ending Value of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable.
? The Notes are subject to risks associated with small-size capitalization companies.
? The Notes are subject to risks associated with foreign securities markets.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary
Pricing Supplement dated May 31, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing
Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing
Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if you so
request by calling toll-free at 1-800-294-1322.